UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BLONDER TONGUE LABORATORIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

BLONDER TONGUE LABORATORIES, INC.

One Jake Brown Road

Old Bridge, New Jersey 08857

Supplement to Proxy Statement Dated April 25, 2022

For Annual Meeting Of Stockholders

To Be Held May 25, 2022

This Supplement to Proxy Statement, dated May 11, 2022 (this “Supplement”), supplements the definitive proxy statement filed by Blonder Tongue Laboratories, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on April 22, 2022 and dated April 25, 2022 (the “2022 Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2022 Annual Meeting of Stockholders, scheduled to be held on May 25, 2022 at 10:00 a.m., local time EDT (the “2022 Annual Meeting”). This Supplement is being filed with the SEC and made available to stockholders on or about May 11, 2022.

Updated Information Regarding Proposal 3

Subsequent to the filing and distribution of the 2022 Proxy Statement, the Company was notified by the NYSE Proxy Compliance Team that Proposal 3, a proposal to approve an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized shares of the common stock of the Company from 25,000,000 to 50,000,000, will be considered to be a “routine” matter under NYSE American rules.

As a result, brokers are permitted to vote uninstructed shares regarding Proposal 3. The 2022 Proxy Statement previously advised stockholders that Proposal 3 is “non-routine” matter – meaning that brokers would not have discretion to vote proxies on Proposal 3 unless they received voting instructions from their clients. Because Proposal 3 is now considered to be a “routine” matter under NYSE American rules, if you own your shares through a bank, broker or other nominee and you do not provide them with specific voting instructions with respect to Proposal 3, the bank, broker or nominee is permitted in its discretion to cast a broker vote with respect to your shares on Proposal 3.

If you wish to prevent your bank, broker or other nominee from voting on Proposal 3 in their discretion, you should complete, sign and submit your voting instruction card or provide voting instructions to your bank, broker or nominee, specifying the manner in which you want your shares to be voted. You may also attend and cast your vote at the 2022 Annual Meeting by following the instructions set forth in the 2022 Proxy Statement.

Furthermore, the last paragraph of the section titled “Voting and Proxies” on page 2 of the 2022 Proxy Statement is hereby revised to read in its entirety as follows:

“Abstentions are deemed to be present at the meeting for purposes of determining whether a quorum necessary for the conduct of business is present and for determining the shares entitled to vote, and have the effect of a vote against any matter presented for stockholder action, other than the election of Directors. “Broker non-votes” occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner of the shares has not provided voting instructions and the broker does not have discretionary authority to vote on the matter. Under applicable rules governing proxy voting by brokers and others, brokers and banks have discretionary authority to vote shares in the absence of instructions from a beneficial owner on matters that are considered to be “routine.” Proposals 3 and 5 are considered to be “routine” matters. They do not have discretionary authority to vote shares in the absence of instructions from beneficial owners on “non-routine” matters. The election of Directors and Proposals 2 and 4 are considered to be “non-routine” matters. Broker non-votes are deemed present for determining whether a quorum necessary for the conduct of business is present but are not considered to be shares “entitled to vote.”

Except as described in this Supplement, none of the items or information presented in the 2022 Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the 2022 Annual Meeting, and the 2022 Proxy Statement contains other important additional information. Therefore, this Supplement should be read in conjunction with the 2022 Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.